Exhibit 3

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

[*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

PROSENSA HOLDING NV.

______________

CONVERTIBLE NOTE PURCHASE AGREEMENT

August 11, 2014

TABLE OF CONTENTS
__________________________

CONVERTIBLE NOTE PURCHASE AGREEMENT

THIS CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of August 11, 2014, is entered into by and between Prosensa Holding N.V., a public company with limited liability (naamloze vennootschap) organized under the laws of The Netherlands (the “Company”), and PRO200, LLC, a Delaware limited liability company (the “Investor”).

RECITALS

Whereas, the Company desires to implement a project (as described in Exhibit B hereto, the “DMD Project”) to develop certain experimental pharmaceutical products for the treatment of Duchenne muscular dystrophy;

Whereas, the Investor is affiliated with CureDuchenne, a 501(c)(3) registered tax-exempt nonprofit organization organized under the laws of California, and Investor, in furtherance of the charitable mission of its affiliated nonprofit, desires to provide financial support to assist the Company in the development of pharmaceutical products for the treatment of Duchenne muscular dystrophy;

Whereas, the parties have agreed that the financial support for the DMD Project will be structured as a loan from the Investor where such loan may convert into ordinary shares of the Company;

Whereas, the Company has authorized the sale and issuance of unsecured convertible promissory notes in the form attached hereto as Exhibit A in the aggregate principal amount of up to €5,000,000 (the “Notes”) (the securities issuable on conversion of the Notes, the “Conversion Shares” and, along with the Notes, the “Securities”) for an aggregate purchase price of up to €5,000,000, pursuant to the terms of this Agreement;

Whereas, the Investor desires to purchase the Securities on the terms and conditions set forth herein; and

Whereas, the Company desires to issue and sell the Securities to the Investor on the terms and conditions set forth herein.

AGREEMENT

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor agree as follows:

SECTION 1. DEFINITIONS

The following terms when used in this Agreement shall have the following respective meanings:

“Closing Date” means the Initial Closing Date, the Second Closing Date, the Third Closing Date, the Fourth Closing Date or the Fifth Closing Date as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means the United States, any state, county or municipality, the government of any foreign country, any subdivision of any of the foregoing or any authority, department, commission, board, bureau, agency, court or instrumentality of any of the foregoing.

“Lien” means any mortgage, lien, pledge, security interest, easement, conditional sale or other title retention agreement or other encumbrance of any kind except for liens relating to taxes that have accrued but are not yet payable that could not be reasonably expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on the business, properties, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under this Agreement.

“Person” means an individual, corporation, partnership, joint venture, trust, unincorporated organization, or Governmental Authority.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

SECTION 2. ISSUANCE AND SALE OF THE SECURITIES

2.1 The Initial Note

The Company shall issue and sell to the Investor, and the Investor shall purchase for an aggregate purchase price of €500,000 (the “Initial Note Purchase Price”), from the Company, a Note in the principal amount of €500,000 (the “Initial Note”).

2.2 The Second Tranche Note, the Third Tranche Note, the Fourth Tranche Note and the Fifth Tranche Note

The Company and the Investor agree that up to four further closings, the “Second Closing,” the “Third Closing,” the “Fourth Closing,” and the “Fifth Closing,” respectively, may be completed as provided for in, and subject to, Sections 3.2, 3.3, 3.4 and 3.5, respectively. At the Second Closing, the Company shall issue and sell to the Investor, and the Investor shall purchase for an aggregate purchase price of €2.0 million (the “Second Note Purchase Price”) from the Company, a Note in the principal amount of  €2.0 million (the “Second Tranche Note”). At the Third Closing, the Company shall issue and sell to the Investor, and the Investor shall purchase for an aggregate purchase price of €1.5 million (the “Third Note Purchase Price”) from the Company, a Note in the principal amount of €1.5 million (the “Third Tranche Note”). At the Fourth Closing, the Company shall issue and sell to the Investor, and the Investor shall purchase for an aggregate purchase price of €500,000 (the “Fourth Note Purchase Price”) from the Company, a Note in the principal amount of €500,000 (the “Fourth Tranche Note”). At the Fifth Closing, the Company shall issue and sell to the Investor, and the Investor shall purchase for an aggregate purchase price of €500,000 (the “Fifth Note Purchase Price”) from the Company, a Note in the principal amount of €500,000 (the “Fifth Tranche Note”).

SECTION 3. THE CLOSINGS

3.1 Initial Closing

The closing of the issuance and sale of the Initial Note (the “Initial Closing,” each of the Initial Closing, Second Closing and Third Closing, a “Closing”) shall take place on September 22, 2014, at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or at such other time or place as the Company and the Investor shall mutually agree (the actual date being referred to herein as the “Initial Closing Date”). Each Closing may take place via electronic transmission of signature pages.

3.2 Second Closing

The obligation of the Investor to effect the Second Closing is subject to the dosing of the first patient in the CLIN-02 extension study of PRO044 no later than June 30, 2015 (the “Second Closing Pre-Condition”).  The Company will use its commercially reasonable best efforts to satisfy the Second Closing Pre-Condition on or before January 1, 2015.  Within thirty (30) days of receipt from the Company of notice of the satisfaction of the Second Closing Pre-Condition (which shall be provided within three business days of satisfaction of the condition and which shall include evidence reasonably satisfactory to Investor), the closing of the issuance and sale of the Second Tranche Note shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or at such other time or place as the Company and the Investor shall mutually agree (the actual date being referred to herein as the “Second Closing Date”).

3.3 Third Closing

The obligation of the Investor to effect the Third Closing is subject to the dosing of the first patient in the United States in a Company-sponsored Phase II clinical trial of PRO044 no later than December 31, 2015 (the “Third Closing Pre-Condition”).  The Company will use its commercially reasonable best efforts to satisfy the

Third Closing Pre-Condition on or before June 1, 2015.  Within thirty (30) days of receipt from the Company of notice of the satisfaction of the Third Closing Pre-Condition (which shall be provided within three business days of satisfaction of the condition and which shall include evidence reasonably satisfactory to Investor), the closing of the issuance and sale of the Third Tranche Note shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or at such other time or place as the Parties shall mutually agree (the actual date being referred to herein as the “Third Closing Date”).

3.4 Fourth Closing

The obligation of the Investor to effect the Fourth Closing is subject to drisapersen being made available to U.S. trial participants no later than December 31, 2015 (the “Fourth Closing Pre-Condition”).  The Company will use its commercially reasonable best efforts to satisfy the Fourth Closing Pre-Condition on or before June 30, 2015.  Within thirty (30) days of receipt from the Company of notice of the satisfaction of the Fourth Closing Pre-Condition (which shall be provided within three business days of satisfaction of the condition and which shall include evidence reasonably satisfactory to Investor), the closing of the issuance and sale of the Fourth Tranche Note shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or at such other time or place as the Parties shall mutually agree (the actual date being referred to herein as the “Fourth Closing Date”).

3.5 Fifth Closing

The obligation of the Investor to effect the Fifth Closing is subject to the satisfaction of the first to occur of (a) the dosing of the first patient in a Company-sponsored treatment-phase clinical trial of PRO045 and (b) the dosing of the first patient in a Company-sponsored treatment-phase clinical trial of PRO053, no later than December 31, 2015 (the “Fifth Closing Pre-Condition”).  The Company will use its commercially reasonable best efforts to satisfy the Fifth Closing Pre-Condition on or before June 30, 2015.  Within thirty (30) days of receipt from the Company of notice of the satisfaction of the Fifth Closing Pre-Condition (which shall be provided within three business days of satisfaction of the condition and which shall include evidence reasonably satisfactory to Investor), the closing of the issuance and sale of the Fifth Tranche Note shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or at such other time or place as the Parties shall mutually agree (the actual date being referred to herein as the “Fifth Closing Date”).

3.6 Order of Closings

(a) The Third Closing may be consummated prior to the Second Closing should the Third Closing Pre-Condition be satisfied prior to the Second Closing Pre-Condition. If the Fourth Closing Pre-Condition or the Fifth Closing Pre-Condition occurs prior to the Third Closing Pre-Condition, the Fourth Closing or the Fifth Closing, respectively, shall be postponed and shall take place, if at all, on the Third Closing Date. The Fifth Closing may be consummated prior to the Fourth Closing should the Fifth Closing Pre-Condition be satisfied prior to the Fourth Closing Pre-Condition.

3.7 Deliveries by the Company

(a) At or prior to the Initial Closing, the Company shall deliver or cause to be delivered to the Investor the following items:

(i) The Initial Note purchased by the Investor hereunder, registered in the name of the Investor and subject to the legends and other restrictions set forth herein;

(ii) a counterpart of this Agreement duly executed by the Company.

(b) At or prior to the Second Closing, the Company shall deliver or cause to be delivered to the Investor the Second Tranche Note, registered in the name of the Investor and subject to the legends and other restrictions set forth herein.

(c) At or prior to the Third Closing, the Company shall deliver or cause to be delivered to the Investor the Third Tranche Note, registered in the name of the Investor and subject to the legends and other restrictions set forth herein.

(d) At or prior to the Fourth Closing, the Company shall deliver or cause to be delivered to the Investor the Fourth Tranche Note, registered in the name of the Investor and subject to the legends and other restrictions set forth herein.

(e) At or prior to the Fifth Closing, the Company shall deliver or cause to be delivered to the Investor the Fifth Tranche Note, registered in the name of the Investor and subject to the legends and other restrictions set forth herein.

3.8 Deliveries by the Investor

(a) At or prior to the Initial Closing, the Investor shall deliver or cause to be delivered to the Company the following items:

(i) payment of the Initial Note Purchase Price in immediately available funds by wire transfer to an account designated in writing by the Company prior to the Initial Closing Date; and

(ii) a counterpart of this Agreement duly executed by the Investor.

(b) At or prior to the Second Closing, the Investor shall deliver or cause to be delivered to the Company payment of the Second Note Purchase Price in immediately available funds by wire transfer to an account designated in writing by the Company prior to the Second Closing Date.

(c) At or prior to the Third Closing, the Investor shall deliver or cause to be delivered to the Company payment of the Third Note Purchase Price in immediately available funds by wire transfer to an account designated in writing by the Company prior to the Third Closing Date.

(d) At or prior to the Fourth Closing, the Investor shall deliver or cause to be delivered to the Company payment of the Fourth Note Purchase Price in immediately available funds by wire transfer to an account designated in writing by the Company prior to the Fourth Closing Date.

(e) At or prior to the Fifth Closing, the Investor shall deliver or cause to be delivered to the Company payment of the Fifth Note Purchase Price in immediately available funds by wire transfer to an account designated in writing by the Company prior to the Fifth Closing Date.

SECTION 4. REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 Representations and Warranties of the Company

In order to induce the Investor to purchase the Securities it is purchasing hereunder, the Company represents and warrants to the Investor as of the date hereof that:

(a) Organization and Standing. The Company has been duly organized and is validly existing under the laws of The Netherlands and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted.

(b) Capitalization. The outstanding ordinary shares of the Company have been duly and validly authorized and issued and are fully paid and nonassessable.

(c) Capacity of the Company; Consents; Execution of Agreements. The Company has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby has been duly and validly taken. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

(d) Status of the Conversion Shares; Reservation of Share Capital. Upon issuance and delivery of the Notes in accordance with this Agreement, the Notes will be convertible into Conversion Shares in accordance the terms of the Notes; the Conversion Shares reserved for issuance upon conversion of the Notes have been duly authorized and reserved and, when issued upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non assessable, and the issuance of the Conversion Shares will not be subject to any preemptive or similar rights.

(e) Conflicts; Defaults. The execution and delivery of this Agreement by the Company and the performance by the Company of the transactions and obligations contemplated hereby to be performed by it will not (i) violate or conflict with any of the provisions of the Company’s Articles of Association, (ii) violate or conflict with, or constitute a default under, or result in the acceleration of any obligation under, any material contract, note, debt instrument, security agreement, or other instrument to which the Company is a party or by which the Company, or any of its assets is bound (collectively, the “Material Agreements”); (iii) result in the creation or imposition of any Liens or claims upon the Company’s assets or upon the Company’s outstanding share capital; (iv) assuming the accuracy of the Investor’s representations in Section 4.2, constitute a material violation of any law, statute, judgment, decree, order, rule, or regulation of a Governmental Authority applicable to the Company; or (v) constitute an event which, after notice or lapse of time or both, would result in any of the foregoing; except in the case of clauses (ii) through (v), as would not individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(f) Disclosure. None of the reports filed by the Company with the SEC, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.2 Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Company that as of the date hereof:

(a) Investment Intent. The Securities to be purchased by the Investor hereunder are being purchased for its own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. The Investor understands that the Securities have not been registered under the Securities Act by reason of their issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(a)(2) thereof, the availability of which depends upon, inter alia, the bona fide nature of the Investor’s investment intent and the accuracy of the Investor’s representations in this Agreement. The Investor further understands that the certificates representing the Conversion Shares that may be issued pursuant to the conversion of the Notes will bear the following legend and the Investor agrees that it will hold such shares subject thereto:

“THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THIS CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES ISSUABLE UPON THE CONVERSION HEREOF MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT WITH THE COMPANY’S PRIOR WRITTEN CONSENT, WHICH MAY BE GRANTED OR WITHHELD IN THE COMPANY’S SOLE DISCRETION.  ANY PURPORTED TRANSFER IN VIOLATION OF THIS LEGEND SHALL BE NULL AND VOID AB INITIO. BY ITS ACQUISITION HEREOF, THE PURCHASER OF THIS CONVERTIBLE PROMISSORY NOTE AGREES TO COMPLY WITH THE RESTRICTIONS SET FORTH IN THIS LEGEND.”

The Company need not register a transfer of legended Conversion Shares, and may also instruct its transfer agent not to register the transfer of the Conversion Shares, unless the conditions specified in the legends is satisfied.

(b) Capacity of the Investor; Execution of Agreement. The Investor has all requisite power, authority and capacity to enter into this Agreement, deliver the Purchase Price, and to perform the transactions and obligations to be performed by it hereunder. This Agreement has been duly authorized, executed and delivered by them and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

(c) Accredited Investor. The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act (“Regulation D”).  Specifically, the Investor is an organization all of the beneficial owners of which are “accredited investors.”

(d) Suitability and Sophistication. (i)The Investor has such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of purchasing the Securities; (ii) the Investor has independently evaluated the risks and merits of purchasing the Securities and has independently determined that the Securities are a suitable investment for it; and (iii) the Investor has sufficient financial resources to bear the loss of its entire investment in the Securities.

(e) Receipt of Information. The Investor believes, after due inquiry and investigation, that it has received all of the information that it considers necessary or appropriate for deciding whether to purchase the Securities. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Investor.

(f) Address for Blue Sky. The Investor’s address set forth in Section 6.8 of this Agreement is the office of the Investor’s principal place of business, upon which the Company may rely for the purpose of complying with applicable “Blue Sky” laws.

(g) Rule 144. The Investor acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.  It is aware of the provisions of Rule 144 (“Rule 144”) promulgated under the Securities Act which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

(h) No Public Market. The Investor understands that no public market now exists for the Notes and that the Company has made no assurances that a public market will ever exist for the Notes. The Company does not intend to register the Notes or the Conversion Shares.

(i) Investor Counsel; Tax Advice.  The Investor acknowledges that it has had the opportunity to review this Agreement, the Notes and the exhibits and schedules hereto and thereto and the transactions contemplated by this Agreement with its own legal counsel. The Investor has reviewed with its own tax advisors the tax consequences of the transactions contemplated by this Agreement.  It relies solely on such advisors and not on any statements or representations of the Company or any of the Company’s agents regarding such tax consequences.  It understands that it, and not the Company, shall be responsible for its own tax liability that may arise as a result of the transactions contemplated by this Agreement.

4.3 Covenants of the Company

(a) Use of Proceeds.  The Company shall use the proceeds from the sale of the Notes to perform the development activities set forth on Exhibit B.  The Company shall use commercially reasonable efforts to complete the activities set forth in such plan in accordance with the timelines set forth therein.

(b) Rule 144 Sales; Cooperation By The Company; Listing. If the Investor shall transfer any Conversion Shares pursuant to Rule 144, the Company shall cooperate, to the extent commercially reasonable, with the Investor by: (i) making and keeping available public information, as those terms are contemplated by Rule 144; (ii) timely filing with the SEC all reports and other documents required to be filed under the Exchange Act; and (iii) furnishing to the Investor upon request a written statement by the Company as to its compliance with the reporting requirements of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other information as the Investor may reasonably request in order to avail itself of any rule or regulation of the SEC allowing the Investor to sell any Conversion Shares without registration under the Securities Act.  For so long as the Investor owns Notes or Conversion Shares, the Company shall use its best efforts to maintain the listing of its ordinary shares on the Nasdaq Stock Market.

SECTION 5. CONDITIONS TO CLOSING

5.1 Conditions to Closing by the Investor

The obligations of the Investor to consummate the purchase of the Notes pursuant to Section 2 hereof are subject to the satisfaction on or prior to each Closing Date of the following conditions, any of which may be waived in whole or in part in writing by the Investor:

(a) all representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made anew as of such date (unless another date is specified);

(b) the Company shall have delivered to the Investor the applicable items required by Section 3.5 of this Agreement prior to or as of the applicable Closing Date;

(c) the Company shall have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or as of the applicable Closing Date; and

(d) all pre-issuance registrations, qualifications, permits and approvals required, if any, under applicable state securities laws or stock exchange listing rules for the lawful execution and delivery of this Agreement and the offer, sale, issuance and delivery of the Securities shall have been obtained.

5.2 Conditions to Closing by the Company

The obligations of the Company to consummate the issuance and sale of the Securities pursuant to Section 2 hereof are subject to the satisfaction on or prior to each Closing Date of the following conditions, any of which may be waived in whole or in part in writing by the Company:

(a) all representations and warranties of the Investor contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made anew as of such date;

(b) the Investor shall have delivered to the Company the applicable items required by Section 3.6 of this Agreement prior to or as of the applicable Closing Date;

(c) the Investor shall have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or as of the applicable Closing Date; and

(d) all pre-issuance registrations, qualifications, permits and approvals required, if any, under applicable state securities laws or stock exchange listing rules for the lawful execution and delivery of this Agreement and the offer, sale, issuance and delivery of the Securities shall have been obtained.

SECTION 6. MISCELLANEOUS

6.1 Waivers and Amendments

This Agreement may be amended or modified in whole or in part only by a writing which makes reference to this Agreement that is executed by the Investor and the Company. The obligations of any Party hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party claimed to have given the waiver; provided, however, that any waiver by any party of any violation of, breach of, or default under any provision of this Agreement or any other agreement provided for herein shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreement provided for herein.

6.2 Costs and Expenses

Each party agrees to pay its own costs and expenses in connection with the preparation, execution and delivery of this Agreement and other instruments and documents to be delivered hereunder.

6.3 Remedies Cumulative

No specific right, power, or remedy conferred by this Agreement shall be exclusive, and each such right, power, or remedy shall be cumulative and in addition to every other right, power, or remedy, whether conferred hereby or by any security of the Company or now or hereafter available, at law or in equity, by statute or otherwise.

6.4 Remedies Not Waived

No course of dealing between the Company and the Investor, and no delay in exercising any right, power, or remedy conferred hereby or by any security issued by the Company, or now or hereafter available at law or in equity, by statute or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power, or remedy.

6.5 Entire Agreement

This Agreement and the other agreements and instruments expressly provided for herein together set forth the entire understanding of the parties hereto and supersede in their entirety all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, among the parties with respect to the subject matter hereof.

6.6 Specific Performance

The Company and the Investor acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that, to the fullest extent permitted by law or equity, each of the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties may be entitled by law or equity.

6.7 Governing Law

This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.  The Company and the Investor irrevocably submit to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York over any suit, action or proceeding involving any of the parties hereto that arises out of or relates to this Agreement or the transactions contemplated hereby

6.8 Notices

Any notice, request or other communication required or permitted hereunder shall be in writing and be deemed to have been duly given (a) when personally delivered or sent by email or facsimile transmission, (b) one business day after being sent by a nationally recognized overnight courier service or (c) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses set forth below.

If to the Company:

Prosensa Holding N.V.
J.H. Oortweg 21
2333 CH Leiden, The Netherlands,
Fax: +31 (0)71 3322088)
Email: b.modig@prosensa.nl
Attention: Berndt Modig, Chief Financial Officer

With a copy, which shall not constitute notice, to:
Davis Polk & Wardwell LLP
450 Lexington Avenue

New York, NY 10017
Fax (212) 701-5800
Email: sophia.hudson@davispolk.com
Attention: Sophia Hudson

If to the Investor:

PRO200, LLC
c/o CureDuchenne
1400 Quail Street, Suite 110
Newport Beach, CA 92660
Email: debra@cureduchenne.org
Attention: Debra Miller, President

With a copy, which shall not constitute notice, to:

Hutchison, PLLC
3110  Edwards Mill Road, Suite 300
Raleigh, NC  27612
Fax: (866) 479-7550
Email: bwofford@hutchlaw.com
Attention: Bill Wofford

Any party by written notice to the others may change the address or the persons to whom notices or copies thereof shall be directed.

6.9 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

6.10 Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6.11 Third Parties

Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

6.12 Schedules and Exhibits

The schedules and exhibits attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.

6.13 Headings

The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

6.14 Publicity

Upon consummation of the Initial Closing, the Company and the Investor shall issue a joint press release in the form of Exhibit C hereto.

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IN WITNESS WHEREOF, the parties have duly executed, or have caused their duly authorized officer or representative to execute, this Convertible Note Purchase Agreement as of the date first above written.

PROSENSA HOLDING N.V.
By:	/s/ Hans Schikan
Name: Hans Schikan
Title: Chief Executive Officer

By:	/s/ Berndt Modig
Name: Bernt Modig
Title: Chief Financial Officer

IN WITNESS WHEREOF, the parties have duly executed, or have caused their duly authorized officer or representative to execute, this Convertible Note Purchase Agreement as of the date first above written.

PRO200, LLC

By: /s/ Debra Miller_______________
Name: Debra Miller
Title: Manager

Exhibit A

FORM OF NOTE

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THIS CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES ISSUABLE UPON THE CONVERSION HEREOF MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT WITH THE COMPANY’S PRIOR WRITTEN CONSENT, WHICH MAY BE GRANTED OR WITHHELD IN THE COMPANY’S SOLE DISCRETION.  ANY PURPORTED TRANSFER IN VIOLATION OF THIS LEGEND SHALL BE NULL AND VOID AB INITIO. BY ITS ACQUISITION HEREOF, THE PURCHASER OF THIS CONVERTIBLE PROMISSORY NOTE AGREES TO COMPLY WITH THE RESTRICTIONS SET FORTH IN THIS LEGEND.

CONVERTIBLE PROMISSORY NOTE

€[________]1	[_____], 2014

For value received, Prosensa Holding N.V., a public company with limited liability (naamloze vennootschap) organized under the laws of The Netherlands (the “Company”), promises to pay to PRO200, LLC, a Delaware limited liability company (the “Holder”), the principal sum set forth above. Interest shall accrue from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal amount at a rate equal to (x) at all times other than during the continuance of an Event of Default, five percent (5%) per annum, and (y) during the continuance of an Event of Default, to the extent permitted by applicable law, fifteen percent (15%) per annum, it being understood that accrued interest shall not compound or be payable prior to the Maturity Date, and shall be calculated on the basis of a 360 day year comprised of 30 day months (or in the case of a partial month, the actual number of days elapsed therein).  “Event of Default” means (i) any failure by the Company to pay the entire unpaid principal sum of this Note (unless earlier converted), together with accrued and unpaid interest thereon, when required pursuant to Section 1(a) hereof, (ii) any failure of the Company to deliver the full number of Ordinary Shares (as defined below) issuable upon conversion of this Note pursuant to Section 2 hereof that continues for ten business days, or (iii) a Bankruptcy Event (as defined below).  This Note is subject to the following terms and conditions:

1. Maturity.

(a) Scheduled Maturity. Unless converted pursuant to Section 2, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, will be payable on the Maturity Date. Subject to Section 3, interest shall accrue on this Note but shall not be due and payable until the written demand of the Holder on or after the Maturity Date.  The “Maturity Date” shall occur on the earliest of:

(i) the consummation of a Change of Control (as defined below);

(ii) the date twelve months following the first marketing approval of a new drug application submitted by or on behalf of the Company from either the European Medicines Agency or the U.S. Food and Drug Administration of a product targeting the treatment of patients with Duchenne muscular dystrophy; and

(iii) June 30, 2019.

As used herein, “Change of Control” means:

(A) any “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, its wholly owned subsidiaries or its or their employee benefit plans, has filed a Schedule 13D disclosing that such person or group has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the voting power of the Company’s common equity; or
_________________________
1 To be €500,000 for first tranche, €2m for the second tranche, €1.5 million for the third tranche, €500,000 each for the fourth and fifth tranches.

(B) (i) the consummation of any consolidation or merger of the Company, or a similar transaction, as determined by the Company in good faith, as a result of which the Company’s ordinary share capital would be converted into, or exchanged for, other securities or property, unless the holders of all classes of the Company’s common equity immediately prior to the relevant transaction(s) and/or event(s) own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving entity or the parent thereof immediately after such transaction(s) and/or event(s) or (ii) the sale of all or substantially all of the Company’s consolidated assets to any entity other than one of the Company’s subsidiaries.

(b) Acceleration.  Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy, suspension of payment or similar insolvency proceedings or any other petition for relief under the U.S. federal bankruptcy code or the Dutch Bankruptcy Act (Faillissementswet), or the appointment of a receiver, trustee or similar officer to take possession of the property or assets of the Company (any of the foregoing, a “Bankruptcy Event”); provided that no Bankruptcy Event will occur in respect of any proceedings or presentation of a petition or application by a third party creditor being contested by the Company in good faith and where such proceedings are dismissed, stayed or discharged within ninety (90) days of commencement.

2. Conversion.

(a) Optional Conversion. At any time prior to repayment of this Note, this Note may, at the option of the Holder, be voluntarily converted, in whole but not in part, into ordinary shares, nominal value €0.01 per share (the “Ordinary Shares”) of the Company or such other securities or property for which this Note may become convertible as a result of any adjustment described in Section 2(b). The number of Ordinary Shares to be issued upon such conversion shall be equal to (i) the principal amount of the Note plus accrued interest divided by (ii) the Conversion Price (as defined below), rounded down to the nearest whole number of shares. The “Conversion Price” shall be equal to the Euro equivalent, as determined by the Company in good faith on the conversion date, of:  (A) if the consummation of any issuance of Ordinary Shares by the Company in which the Company raises gross cash proceeds of at least $40 million (any such financing transaction, a “Qualified Financing”) has occurred prior to the relevant conversion, ninety-five (95%) of the price per Ordinary Share paid to the Company in such Qualified Financing and (B) otherwise, the greater of (1) US $20.00 per share and (2) ninety percent (90%) of the Share Price. The Conversion Price shall in any case at least be equal to the nominal value of the shares delivered.  “Share Price” means (x) the closing price per Ordinary Share  on the NASDAQ Global Select Market (or such other market on which such shares are traded) or (y) if the Ordinary Shares are not then listed on the NASDAQ Global Select Market or otherwise traded on a market, the fair market value per Ordinary Share, in each case on the relevant conversion date, as determined by the Company in good faith. The Company shall deliver to the Holder the consideration due upon conversion on the third business day following the conversion date.  For purposes hereof, this Note shall be considered to have been “converted,” and the “conversion date” to have occurred, on the date that the Note and the Conversion Notice is delivered to the Company pursuant to clause (c) below.

(b) Adjustment.

(i) In the event of changes in the outstanding share capital of the Company by reason of stock dividends, stock splits, recapitalizations, reclassifications, combinations or exchanges of shares, reorganizations, liquidations, consolidation, merger or acquisition of the Company, or a similar transaction or event, as determined by the Company in good faith (any such transaction or event, a “Share Exchange Event”), with respect to any conversion that is settled on or after the effective date therefor, (A) in lieu of each Ordinary Share  that would otherwise have been deliverable hereunder by the Company upon conversion, the Company shall deliver the types and amounts of securities or property deliverable pursuant to such Share Exchange Event to a holder of one Ordinary Share (or, if holders of Ordinary Shares can elect the types of consideration they receive in such event, the weighted average of the types and amounts of securities, cash or other property deliverable to such holders on a per share basis) (the amount of such securities or property deliverable with respect to one Ordinary Share, a “Unit of Reference Property”) and (B) the Share Price shall be equal to the fair market value of a Unit of Reference Property, as determined by the Company in good faith. If requested by the Company, the Holder shall promptly execute an amendment to this Note to evidence such changes to the terms of the Note; provided that no such amendment shall be necessary for such changes to be effective.

(ii) Upon the occurrence of each adjustment pursuant to this Section 2(b), the Company at its expense will, at the written request of the Holder, promptly notify the Holder of the composition of a Unit of Reference Property.

(c) Mechanics and Effect of Conversion. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note at the principal offices of the Company, along with a duly executed Conversion Notice in the form attached as Appendix A hereto. At its expense, the Company will, as soon as practicable thereafter, cause to be issued to such Holder the number of Ordinary Shares to which such Holder is entitled upon such conversion or, in the case of a conversion following the first anniversary of the issuance date of this Note, unless the Company reasonably determines that inclusion of a restrictive legend is necessary or advisable to ensure compliance with applicable securities laws, beneficial interests representing such number of Ordinary Shares to be held through The Depositary Trust Company. No additional consideration will be due upon conversion of this Note into Ordinary Shares.  Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note, including without limitation the obligations to pay the principal amount thereof and accrued interest thereon. The Holder acknowledges and agrees that if this Note is converted prior to the date that is one year following the date of issuance of this Note, or the Company otherwise reasonably determines that inclusion of such a legend is necessary or advisable, any certificate representing Ordinary Shares issued upon conversion will bear a restrictive legend designed to ensure compliance with applicable securities laws.

3. Payment Terms. All payments shall be made in Euros by wire transfer to such account as notified in writing by the Holder at least fifteen calendar days prior to the relevant payment date. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Payment of this Note may be made only upon the written consent of the Holder, which consent shall not be unreasonably withheld or delayed in the case of a payment in connection with a Change of Control; provided, however, that the Company shall provide at least fifteen (15) calendar days’ prior written notice of any requested payment in connection with a Change of Control; provided, further, that the Company shall not be required to provide written notice of any requested payment in connection with a Change of Control prior to the public announcement of such Change of Control.  “Euro” or “€” means the lawful currency of the member states of the European Union that have adopted the single currency in accordance with the Treaty establishing the European Community, as amended from time to time.

4. Transfer; Successors and Assigns . The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not offer, sell, assign, pledge, or otherwise transfer this Note without the prior written consent of the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new convertible promissory note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.  Upon any consolidation or merger of the Company with or into, or sale of all or substantially all of the assets of the Company to, any other entity, or any transaction similar thereto (as determined by the Company in good faith), such other entity shall automatically succeed to and be substituted for the Company, with the same effect as if named herein as the “Company,” and the entity named herein as the “Company” may be dissolved, wound up or liquidated and shall be released from its liabilities as obligor and maker of this Note. Upon any such succession, if the Company (or such successor) so requests, the Holder shall promptly execute an amendment to this Note to evidence such succession; provided that no such amendment shall be necessary for such succession to be effective.

5. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law to the extent inconsistent with such choice of New York law.

6. Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile or e-mail, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address, facsimile number or e-mail as set forth on the signature page hereto or as subsequently modified by written notice.

7. Amendments and Waivers . Any term of this Note may be amended or waived only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Company, the Holder and their successors and assigns.

8. Shareholders and Directors Not Liable. In no event shall any shareholder, supervisory director or managing director of the Company be liable for any amounts due or payable pursuant to this Note.

9. Counterparts. This Note may be executed in two or more counterparts, all of which together shall constitute one and the same instrument. This Note may also be executed and delivered by facsimile or other electronic delivery of signature.

10. Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

[Signature Page Follows]

This Note is executed and delivered as of the date first set forth above.

COMPANY: PROSENSA HOLDING N.V.
By:
Name:
Title:

By:
Name:
Title:

Address for notices:
Berndt Modig
Tel: + 31 61 47 90 201
J.H. Oortweg 21
2333 CH Leiden, the Netherlands

AGREED TO AND ACCEPTED: PRO200, LLC
By:
Name:
Title:
Address for notices:

PRO200, LLC
1400 Quail Street, Suite 110
Newport Beach, CA 92660
Attention: Debra Miller

Appendix A

Conversion Notice

The undersigned hereby elects to convert the herein-enclosed Convertible Promissory Note of Prosensa Holding N.V., dated [____], 2014, with principal amount equal to €[________].

PRO200, LLC
By:
Name:
Title:
Date:

Deliver this Notice with the original Note to the offices of the Company in accordance with Section 2(c) of the Note.

Exhibit B

DMD Project

*****

Exhibit C

Press Release

Prosensa and CureDuchenne Strengthen Long-term Collaboration with an Additional €5M to Advance DMD Pipeline

LEIDEN, The Netherlands – August 11, 2014 – Prosensa Holding N.V. (NASDAQ: RNA), the biopharmaceutical company focusing on RNA-modulating therapeutics for rare diseases with high unmet need, today announced that an affiliate of CureDuchenne, a US national nonprofit organization dedicated to finding a cure for Duchenne Muscular Dystrophy (DMD), will provide Prosensa with up to €5 million by means of convertible promissory notes to support the company and accelerate the development and patient access of much needed DMD therapies. The closing of €4.5 million of the notes is contingent upon specified milestones in the advancement of drisapersen and the Company’s other exon skipping candidates in Prosensa’s DMD portfolio.
“The ability for industry and patient organizations to work collaboratively is crucial to developing much needed treatment options for rare diseases such as DMD,” said Hans Schikan, CEO of Prosensa. “CureDuchenne has been a dedicated supporter of Prosensa since the company’s inception, and we are very appreciative of the additional funding for our extensive DMD program.”

The funding arrangement will assist the Company in a number of efforts that are core to Prosensa’s mission of developing innovative, RNA-based therapeutics to address unmet medical needs for patients with rare genetic disorders including:

•
Progressing the second exon skipping candidate for the treatment of DMD, PRO044, by initiating a Phase II clinical extension study in Europe by the end of 2014 and a placebo-controlled trial in the US in the first half of 2015, which may serve as one of two confirmatory studies to support a potential accelerated approval for drisapersen.

•	Supporting re-dosing efforts for drisapersen clinical trial participants in North America and Europe and facilitate the drug’s New Drug Application (NDA) filing in the US in 2014.

•	Supporting the development of other Prosensa’s other exon skipping compounds, PRO045 and PRO053.

Prosensa and CureDuchenne have been collaborating since 2004 when CureDuchenne provided valuable financial support to help advance the company’s extensive pipeline of DMD products.

“We are very encouraged by the pioneering progress that Prosensa has made in Duchenne and are committed to the long-standing collaboration we have with Prosensa to support the development of treatments for boys diagnosed with this rare and devastating genetic disease,” said Debra Miller, CEO & Founder of CureDuchenne. “This partnership underscores the important role that patient groups play in accelerating the research and development for Duchenne and other diseases,” she added.

In June Prosensa received positive feedback from the United States Food and Drug Administration (FDA) enabling it to pursue an NDA filing for its lead DMD therapy, drisapersen, under an accelerated approval pathway based on existing data. The FDA’s guidance also requested that the company commence a confirmatory randomized, placebo controlled study in a follow-on exon skipping drug with a similar mechanism of action prior to a potential approval for drisapersen. The placebo controlled trial with PRO044 anticipated to start in the first half of 2015 may serve this purpose.

About Prosensa Holding N.V.
Prosensa (NASDAQ: RNA) is a Dutch biotechnology company engaged in the discovery and development of RNA-modulating therapeutics for the treatment of genetic disorders. Its primary focus is on rare neuromuscular and neurodegenerative disorders with a large unmet medical need, including Duchenne muscular dystrophy (DMD), myotonic dystrophy and Huntington’s disease.

Prosensa’s current portfolio includes six compounds for the treatment of DMD, all of which have received orphan drug status in the United States and the European Union. The compounds use an innovative technique called exon-skipping to provide a personalized medicine approach to treat different populations of DMD patients. www.prosensa.com

About CureDuchenne
CureDuchenne is a US national nonprofit organization located in Newport Beach, California, dedicated to finding a cure for Duchenne, the most common and most lethal form of muscular dystrophy. As the leading genetic killer of young boys, Duchenne affects more than 300,000 boys worldwide.
CureDuchenne has garnered international attention for its efforts to raise funds and awareness for Duchenne through venture philanthropy. With the help of CureDuchenne’s distinguished international panel of Scientific Advisors, funds raised by CureDuchenne support the most promising research aimed at treating and curing Duchenne. To date, seven CureDuchenne research projects have made their way into human clinical trials – a unique accomplishment as few health-related nonprofits have been as successful in being a catalyst for human clinical trials. www.cureduchenne.org

About DMD
Duchenne muscular dystrophy (DMD) is a severely debilitating childhood neuromuscular disease that affects up to 1 in 3,500 live male births. This rare disease is caused by mutations in the dystrophin gene, resulting in the absence or defect of the dystrophin protein. As a result, patients suffer from progressive loss of muscle strength, often rendering them wheelchair-bound before the age of 12. Respiratory and cardiac muscle can also be affected by the disease and most patients die in early adulthood due to respiratory and cardiac failure.

About exon skipping
The dystrophin gene is the largest gene in the body, consisting of 79 exons. Exons are small segments of genetic code which, via an intermediate step involving RNA, lead to the assembly of sections of protein. In DMD, when certain exons are mutated/deleted, the RNA cannot be processed past the fault. This prevents the remainder of the exons from being read, resulting in a non-functional dystrophin protein and the severe symptoms of DMD. RNA-based therapeutics, specifically antisense oligonucleotides inducing exon skipping, are currently in development for DMD. These antisense oligonucleotides skip an exon next to, or containing, the fault and thereby correct the RNA processing, enabling the production of a novel, largely functional dystrophin protein. Prosensa’s exon skipping technology was licensed from Leiden University Medical Center.

About PRO044
PRO044 induces exon 44 skipping in the dystrophin gene and is intended for up to approximately 6% of all DMD patients, including those with deletions of exon 43, exon 45, exons 38-43, exons 40-43, exons 42-43, and exons 45-54. PRO044 has been granted orphan drug status in the European Union and the United States.

PRO044 has completed a Phase I/II dose-escalation study in Europe. Data from this study were presented at the World Muscle Society Congress in October 2013. PRO044 was generally well-tolerated up to dose levels of 12mg/kg for five weeks by subcutaneous or intravenous administration. Safety findings of the study are consistent with the known class safety profile and no drug related serious adverse events were reported.

About the notes
A total of €5.0 million of notes may be issued under a note purchase agreement executed on August 11, 2014.  A €0.5 million note will be issued initially, and the remaining €4.5 million of notes will be issued if and when specified milestones are met. The notes bear interest at a below-market interest rate that accumulates to the principal amount of the note. The notes must be repaid on fixed terms on the earliest to occur of a change of control, twelve months from when the Company obtains regulatory approval of its first product candidate and June 30, 2019. CureDuchenne has the option, under specified conditions, to convert the notes into the Company’s ordinary shares prior to maturity at a conversion price based on the Company’s share price at the time of conversion.

Forward Looking Statement
This press release contains certain forward-looking statements.  All statements, other than statements of historical facts, contained in this press release, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements around our exon skipping programs, drisapersen, PRO044, PRO045, PRO053, funding around these programs and the regulatory review of our product candidates. Actual results may differ materially from those projected or implied in such forward-looking statements.  Such forward-looking information involves risks and uncertainties that could significantly affect expected results.  These risks and uncertainties are discussed in the Company’s SEC filings, including, but not limited to, the Company’s Form 6-K’s and the Company’s Annual Report on Form 20-F. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our views change.

Contact:
Prosensa Holding N.V.
Celia Economides, Senior Director IR & Corporate Communications
Phone: +1 917 941 9059
Email: c.economides@prosensa.nl